Exhibit 28(g)(3)

Appendix A

THIS APPENDIX A, amended and restated as of June 1, 2017, is the Appendix A to that certain Custody Agreement between GAMCO INVESTORS, INC. and THE BANK OF NEW YORK MELLON dated June 10, 2008, as amended.

Gabelli & Company, Inc.

Gabelli Securities, Inc.

Gabelli Trading Holdings, LLC

GAMCO Asset Management Inc.

Gabelli Arbitrage Holdings LLC

Associated Capital Group Inc.

Gabelli Principal Strategies Group LLC

Gabelli NextShares Trust
Gabelli Media Mogul NextShares
Gabelli Food of All Nations NextShares
Gabelli ESG NextShares
Gabelli Equity Income NextShares
Gabelli Small and Mid Cap Value NextShares
Gabelli RBI NextShares
Gabelli Small Cap Growth NextShares

IN WITNESS WHEREOF, the parties hereto have caused this amended and restated Appendix A to be executed by their officers and designated below effective as of the date and year first above written.

GAMCO INVESTORS, INC.,

For and on behalf of each Account identified on Appendix A attached to the Agreement and in its individual capacity

By:     . /s/ Bruce Alpert .
Name: Bruce Alpert .

Title:    Senior Vice President .

THE BANK OF NEW YORK MELLON

By:        /s/ Thomas Porrazzo .
Name:  Thomas Porrazzo .
Title:     Managing Director .